UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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NASH-FINCH COMPANY
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The following open letter was sent to the Stockholders of Nash Finch Company from Alec C. Covington, President and CEO of Nash Finch Company
May 8, 2008
To our Stockholders:
Recently we mailed to you proxy materials in connection with our Annual Meeting of Stockholders to be held on May 13, 2008. I am writing to solicit your support for the position of Nash Finch Company (“Nash Finch”) and our Board of Directors on certain proposals to be voted on at the Annual Meeting.
In addition to soliciting your support for the amendments to our Certificate of Incorporation, the election of directors and advisory vote on the appointment of the Company’s independent public accounting firm, we are soliciting your support with respect to our proposal to amend the Company’s 2000 Stock Incentive Plan (2000 Plan). The proposed amendment is necessary to remove the limitation on the number of shares included in the 2000 Plan that can be granted as Performance Units rather than granted as other forms of equity; we are not asking that more shares be added to the 2000 Plan.
We urge you to view our recommendation regarding that proposal in the context of our commitment to build a management team to lead the Company into the future, the strong financial performance that team helped the Company deliver in 2007 and the Company’s and the Board’s long-standing commitment to sound corporate governance practices for the benefit of our stockholders.
BUILDING THE MANAGEMENT TEAM. When I joined the Company in 2006, I discovered the Company had lost direction and focus. My top priority was building a management team that could stabilize the business and lead the Company into the future. Through the efforts of many we were able to recruit a team of senior executives who are experienced, high performing individuals. The members of our Senior Management Team were instrumental in delivering the financial results the Company achieved in 2007.
STRONG FINANCIAL PERFORMANCE — STABILIZING THE BUSINESS. As indicated in the Annual Report accompanying the Proxy Statement, the Company had strong financial performance in 2007, both in terms of earnings and cash flow:
For fiscal 2007, the Company’s net earnings were $38.8 million, and our Consolidated EBITDA1 was $128.8 million, or 2.8% of sales.

[1]	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

During fiscal 2007, we repaid $35.0 million of debt on our senior credit facilities; the total leverage ratio as of the end of fiscal 2007 was 2.42. Our fiscal 2007 Free Cash Flow/Net Assets ratio was 9.2%.
The Board of Directors authorized a share repurchase program for the Company to purchase up to one million shares of the Company’s common stock. The program took effect on November 19, 2007. During the fourth quarter of 2007 the Company repurchased 0.4 million shares in the open market for $15.0 million at an average price per share of $36.27.
CORPORATE GOVERNANCE. We have adopted a number of important and significant measures to ensure we continue to be transparent and accountable to stockholders, as follows:
With the exception of me, all Directors are independent under NASDAQ independence standards.
We are recommending that the stockholders approve changes to our Certificate of Incorporation to declassify our Board so that all directors will stand for election annually, commencing with this upcoming annual meeting, if Proposal No. 1 is successful.
All Board Committees are comprised of independent directors.
Our directors and executives are subject to stock ownership guidelines. I believe very strongly that our senior executives have to think and act like owners of the business, always acting in the best interests of our stockholders. To ensure that focus, I have clearly stated that our senior executives must be owners of Company stock, not traders. We carefully designed the compensation packages for the senior executives when we retained them in their new positions to include a stock component, and one that cliff vests after a period of years to ensure their commitment to the Company’s journey to first stabilize the business and then transform it through Operation Fresh Start. All of our senior executives satisfy the Company’s stock ownership guidelines.
PROPOSAL NO. 4. To Amend the 2000 Stock Incentive Plan.
The purpose of the 2000 Plan is to support the maximization of long-term value creation for Nash Finch and its stockholders by enabling the Company to attract and retain high caliber talent by incenting those associates through equity grants to deliver shareholder value. The proposed changes to the 2000 Plan are necessary to allow us to provide a compensation program that attracts and retains talented executives and motivates them to achieve our strategic business objectives of profitable growth and maximization of stockholder value, and that strongly links compensation to performance.
     On February 25, 2008, our Board of Directors approved the following amendments to the 2000 Plan and for which we are asking your support:

•	Amend the definition of “Performance Criteria” to clarify that the Compensation and Management Development Committee (the “Committee”) may select one criterion or multiple criteria for measuring performance, and that any of the performance criteria may be calculated by including or excluding any one or more specific items or categories of items (including projections) as designated by the Committee.

•	Raise the level of ownership required to constitute a Change in Control from 20% to 30%, thus making the Plan more stockholder friendly.

•	Remove the limitation on the number of shares of common stock included within the 2000 Plan that may be granted as Restricted Stock Awards, Performance Units or Stock Bonuses. We are not asking that additional shares be added to the 2000 Plan; rather we are asking to be able to use the allocated shares as performance units, rather than as options or other forms of equity grants.
The 2000 Plan will expire by its own terms in February of 2010. The request to remove the cap on the total number of shares included within the Plan that can be granted as performance units will allow the Company access to equity already within the Plan needed to fund 2009 grants under our Long-Term Incentive Plan vehicle. We believe that awarding performance units whose value is tied to the achievement of specified financial objectives that correlate closely with total stockholder returns and that may be settled in shares of our common stock is highly responsive to our principles of emphasizing stockholder value, aligning executive and stockholder interests and placing a high portion of executive pay at risk. We have revised our Long Term Incentive Plans to provide that that settlement of the performance units must be made in stock rather than cash, and to require our senior executives to hold the stock issued (net of taxes) until six months after they leave the Company.
Approval of the Proposal No. 4 is important to our ability to retain high caliber talent while putting a high portion of senior executives' income at risk and enhancing their equity stake in the Company. We appreciate your time and attention to these matters, and your continued investment and interest in Nash Finch. If you would like to discuss any of these items, as well as any other issues regarding our Proxy Statement, I can be reached at (952) 844-1001.
Very truly yours,
Alec C. Covington
President, Chief Executive Officer
In connection with the solicitation of proxies, the Company has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on April 11, 2008 (the “Proxy Statement”). The Company’s stockholders are strongly advised to read the Proxy Statement as it contains important information regarding the Company and the 2008 annual meeting of stockholders. Stockholders can obtain the Proxy Statement and other documents filed by the Company with the SEC for free at the web site maintained by the SEC at http://www.sec.gov. Copies of the Proxy Statement are also available for free at the Company’s web site at http://www.nashfinch.com or by writing to Nash-Finch Company, 7600 France Avenue South, Minneapolis, Minnesota, 55435, Attention: Corporate Secretary.